UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Waste Industries USA, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WASTE INDUSTRIES USA, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 28, 2003

To The Shareholders of Waste Industries USA, Inc.

The Annual Meeting of Shareholders of Waste Industries USA, Inc., a North Carolina corporation, will be held at the North Raleigh Hilton, 3415 Wake Forest Road, Raleigh, North Carolina, on Wednesday, May 28, 2003 at 4:00 p.m., for the following purposes:

•	to elect a board of seven directors;

•	to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the company for the fiscal year ending December 31, 2003; and

•	to act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the attached proxy statement.

The Board of Directors has fixed the close of business on April 22, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. We cordially invite you to attend the meeting in person. However, to assure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. If you attend the meeting you may vote in person, even if you returned a proxy.

Our proxy statement and proxy are included, along with our Annual Report to Shareholders for the fiscal year ended December 31, 2002.

IMPORTANT—YOUR PROXY IS ENCLOSED

Whether or not you plan to attend the meeting, please execute and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors

Lonnie C. Poole, Jr.,

Chairman of the Board

Raleigh, North Carolina

April 30, 2003

WASTE INDUSTRIES USA, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 28, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors of Waste Industries USA, Inc., a North Carolina corporation, for use at our Annual Meeting of Shareholders to be held at the North Raleigh Hilton, 3415 Wake Forest Road, Raleigh, North Carolina, at 4:00 p.m. on Wednesday, May 28, 2003, and any adjournment thereof. We will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, employees of our company, without extra pay, might solicit proxies personally or by telephone. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of our principal executive offices is 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609. Copies of this proxy statement and accompanying proxy card were mailed to shareholders on or about May 2, 2003.

Revocability of Proxies

Any shareholder giving a proxy has the power to revoke it at any time before it is voted by giving a later proxy or written notice to us (Attention: D. Stephen Grissom, Chief Financial Officer), or by attending the meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

(1) FOR the election of the seven nominees for director identified below;

(2) FOR ratification of the appointment of Deloitte & Touche LLP, Raleigh, North Carolina, as our independent auditors for the fiscal year ending December 31, 2003; and

(3) in the discretion of the proxies with respect to any other matters properly brought before the shareholders at the meeting.

Abstentions and broker non-votes will have no effect on the election of directors or the ratification of the appointment of auditors.

Record Date

Only the holders of record of our common stock at the close of business on the record date, April 22, 2003, are entitled to notice of and to vote at the meeting. On the record date, 13,438,657 shares of our common stock were outstanding. Shareholders will be entitled to one vote for each share of common stock held on the record date.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Our bylaws provide that the number of directors constituting our Board of Directors shall be no less than five and no more than nine. Our Board of Directors or our shareholders can set the number of directors within this range. The number of directors is currently five. Our Board of Directors has authorized seven directors to be elected at the meeting. Therefore, seven directors are to be elected to serve for one year, or until the election and qualification of their successors. We intend to vote proxies FOR all of the nominees named below, unless a shareholder specifically instructs in his or her proxy that his or her vote is to be withheld from one or more of the nominees. If any of the nominees is unable or declines to serve as a director at the time of the meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. We do not anticipate that any nominee listed below will be unable or will decline to serve as a director. We are seeking additional independent directors to appoint to our Board. Our Board has the authority under our bylaws to change the number of directors within the range of five to nine and our Board intends to use that authority if it identifies one or more satisfactory individuals to serve as directors until the 2004 annual meeting.

Name of Director Nominee	Age	Director Since
Lonnie C. Poole, Jr.	65	1970
Jim W. Perry	57	1974
Thomas C. Cannon	52	1999
Paul L. Brunswick	63	1999
Paul F. Hardiman	61	2002
Glenn E. Futrell	61	New Nominee
James R. Talton, Jr.	60	New Nominee

Except for Lonnie C. Poole, Jr., who is the father of Lonnie C. Poole, III, our Vice President, Corporate Development, none of our directors or executive officers is related by blood, marriage or adoption to any other director or any executive officer.

Lonnie C. Poole, Jr. founded our company in 1970, has served as our Chairman of the Board of Directors since that time and served as Chief Executive Officer from 1970 until June 30, 2002. Mr. Poole holds a B.S. in Civil Engineering from North Carolina State University and an M.B.A. from the University of North Carolina at Chapel Hill. Mr. Poole has more than 30 years’ experience in the solid waste industry. He has served in the Environmental Industry Association, a non-profit business association established to, among other things, inform, educate and assist its members in cost-effective, safe and environmentally responsible management of waste (“EIA”, formerly the National Solid Waste Management Association or the “NSWMA”), in the following positions: Chairman; Vice-Chairman; and Board Member. In addition, Mr. Poole has served in the EIA Research and Education Foundation as Chairman and now is a member of its Board of Directors. Mr. Poole was inducted into the EIA Hall of Fame in 1994.

Jim W. Perry joined us in 1971, has served as our Chief Executive Officer since July 2002, has served as our President since 1987 and as a director since 1974. Mr. Perry served as our Chief Operating Officer from 1987 until April 2002. Mr. Perry holds a B.S. in Agricultural and Biological Engineering from North Carolina State University and an M.S. in Systems Management from the University of Southern California. Mr. Perry has more than 30 years’ experience in the solid waste industry and has received the Distinguished Service Award from the NSWMA. In addition, Mr. Perry has served in the Carolinas Chapter of NSWMA as Chairman and on the Membership Committee. Mr. Perry was inducted into the EIA Hall of Fame in 1997.

Thomas C. Cannon served as a Vice President of our company since our acquisition of TransWaste Services, Inc. in September 1998 until September 16, 2002 when he resigned from our company. Mr. Cannon founded TransWaste Services in 1994 and served as its President from that time until September 1998. He holds a B.B.A. in Industrial Management from the University of Georgia and has done graduate work in Accounting at Georgia Southwestern College. Currently, Mr. Cannon is Chairman, President and owner of Flint Equipment Holdings, Inc., based in Albany, Georgia, which is the parent company of Flint Equipment Company, Albany Tractor Company, Engine Distributors Inc. and Sunbelt Equipment Company.

Paul L. Brunswick has served as a director of our company since December 1999. Currently, Mr. Brunswick is president of General Management Advisory. For approximately 90 days between June 2001 and September 2001, Mr. Brunswick served as our acting Chief Financial Officer. From 1992 to 1999, Mr. Brunswick served as Vice President and Chief Financial Officer of GoodMark Foods, Inc., a public company that was acquired by ConAgra, Inc. in July 1998. From 1987 to 1992, he served as Vice President and Chief Financial Officer for CompuChem Corporation, a public company that was acquired by Hoffman-La Roche in 1992. Mr. Brunswick has served on several boards of directors and is currently the President of the North Carolina Chapter of the Financial Executives Institute and serves on the board of Life Experiences, a nonprofit public service organization. He has previously served on the boards of United Way and Junior Achievement. Mr. Brunswick holds a B.S. in Accounting and an M.B.A. from Ohio State University.

Paul F. Hardiman has served as a director of our company since June 2002. Mr. Hardiman retired in June 2002 after a 36-year career with Fleet Boston Corp. and its predecessor company, Bank of Boston. While there, he established the environmental services division, the first of its kind in the country. Mr. Hardiman most recently served as Division Executive of Fleet Boston prior to his retirement in 2002.

Glenn E. Futrell is the President and owner of Roanoke Properties Limited Partnership, a real estate development company, in Manteo, North Carolina. From 1973 to 1987, he was President and Chief Executive Officer of Soil & Material Engineers, which specialized in geotechnical engineering, environmental engineering and hazardous waste cleaning, and which was sold to Westinghouse in December 1987. Mr. Futrell served as President of Westinghouse Environmental & Geotechnical Services, a subsidiary of Westinghouse, from 1988 to 1990. Mr. Futrell holds a B.S.C.E. and a M.S.C.E. in Civil Engineering from North Carolina State University. He serves on the Board of the North Carolina State Engineering Foundation. Mr. Futrell is a director of North State Bancorp, a publicly traded bank holding company headquartered in Raleigh, North Carolina.

James R. Talton, Jr. has been the Chairman of Impact Design-Build, Inc. since 2000. Prior to that he was an audit partner and managing partner with KPMG LLP in Raleigh, North Carolina, from 1986 to 1999, and was with KPMG LLP in Greenville, South Carolina from 1979 to 1986. Mr. Talton holds a B.A. in Business Administration from East Carolina University. He serves on the Board of Trustees of East Carolina University and Board of Directors of the Research Triangle Regional Partnership. Mr. Talton is a director of Datastream Systems, Inc., a publicly traded provider of asset management software, integrated procurement and support services, headquartered in Greenville, South Carolina.

Information Concerning the Board of Directors and Its Committees

The business of our company is under the general management of the Board of Directors as provided by the laws of North Carolina and our bylaws. During the fiscal year ended December 31, 2002, the Board of Directors held four formal meetings, excluding actions by unanimous written consent. Each member of the Board attended all of the fiscal 2002 meetings of the Board of Directors and Board committees of which he was a member.

The Board of Directors has an Audit Committee and a Compensation Committee, but not a nominating committee. The Audit Committee currently consists of Paul L. Brunswick, chairman, Paul F. Hardiman and J. Gregory Poole, Jr. During 2002, the Audit Committee held five formal meetings. The Audit Committee reviews the results and scope of the audit and other services provided by our independent auditors. The Compensation Committee currently consists of Paul L. Brunswick, chairman, and J. Gregory Poole, Jr. During 2002, the Compensation Committee held one formal meeting, excluding actions by unanimous written consent. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for our officers, and administers our stock plan.

J. Gregory Poole, Jr. has declined to stand for re-election as a director for personal reasons. Our Board of Directors intends to appoint Glenn E. Futrell to the Compensation Committee and James R. Talton, Jr. to the Audit Committee immediately after the meeting, assuming they are elected.

Vote Required

The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the meeting shall be elected as directors. In accordance with North Carolina law, votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Withheld votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.

The Board of Directors has unanimously approved and recommends that shareholders vote “FOR” the election of the nominees listed above.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has appointed the firm of Deloitte & Touche LLP, Raleigh, North Carolina, to serve as our independent auditors for the fiscal year ending December 31, 2003, and recommends that the shareholders ratify this appointment. Deloitte & Touche has audited our accounts since 1983 and has advised us that it does not have, and has not had, any direct or indirect financial interest in our company or subsidiaries in any capacity other than that of serving as independent auditors. Representatives of Deloitte & Touche are expected to attend the meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

Audit Fees

Deloitte & Touche billed us aggregate fees of $295,700 for professional services rendered for the audit of our annual financial statements for fiscal year 2002 and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of fiscal 2002.

Financial Information Systems Design and Implementation Fees

We did not engage Deloitte & Touche in fiscal 2002 to perform any services for financial information systems design or implementation.

All Other Fees

Deloitte & Touche billed us aggregate fees of $359,500 for professional services rendered in fiscal 2002 other than audit services and review of quarterly reports. These fees resulted primarily from services rendered for federal and state tax restructuring activities, the review of our fiscal 2001 tax returns and review of our reports filed with the SEC during fiscal 2002. The Audit Committee of the Board of Directors considered these activities to be compatible with the maintenance of Deloitte & Touche’s independence.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting on this proposal at the meeting shall constitute ratification of the appointment of Deloitte & Touche.

We are not obligated by law to seek shareholder ratification of our selection of Deloitte & Touche as our independent auditors. However, we are submitting the selection to you as a matter of good corporate practice. If our shareholders do not ratify the appointment of Deloitte & Touche, our Board of Directors will reconsider its selection.

The Board of Directors has unanimously approved and recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2003.

OTHER INFORMATION

Principal Shareholders

The following table sets forth certain information regarding the ownership of shares of our common stock as of March 31, 2003 by (1) each person known by us to beneficially own more than 5% of the outstanding shares of common stock, (2) each current director of our company and each nominee for director, (3) each of the Named Executive Officers, as listed under “ —Executive Compensation—Summary Compensation” below, and (4) all directors, director nominees and executive officers of our company as a group.

This table is based upon information supplied by our officers, directors, director nominees and principal shareholders and from Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Share ownership in each case includes shares issuable upon exercise of options that may be exercised within 60 days after the record date for purposes of computing the percentage of common stock owned by such person but not for purposes of computing the percentage owned by any other person. Applicable percentages are based on 13,438,657 shares outstanding on March 31, 2003. Except as listed otherwise, the address of each listed stockholder is 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609.

Name	Shares Beneficially Owned	Percentage Owned
Lonnie C. Poole, Jr. (1)	4,395,723	32.61%

Lonnie C. Poole, III (2)	3,029,282	22.53%

Scott J. Poole (3)	2,788,755	20.75%
2408 Mt. Vernon Church Road
Raleigh, North Carolina 27614

Jim W. Perry (4)	1,491,696	11.07%

Dimensional Fund Advisors Inc.	824,800	6.14%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

J. Gregory Poole, Jr. (5)	644,179	4.79%

Thomas C. Cannon	424,037	3.16%

Paul L. Brunswick (6)	15,094	*

William J. Hanley (7)	12,000	*

Harry M. Habets (8)	11,100	*

Paul F. Hardiman	1,324	*

D. Stephen Grissom (9)	6,900	*

Glenn E. Futrell	-0-	*

James R. Talton, Jr.	-0-	*

All directors and executive officers as a group (12 persons)(10)	8,205,317	60.52%

*	Less than one percent.
(1)	Includes 39,085 shares underlying vested options, 1,000 shares owned by Mr. Poole’s wife, 199,320 shares held by an investment partnership of which Mr. Poole serves as a general partner and 2,726,018 shares held by three grantor trusts of which Lonnie C. Poole, III and Scott J. Poole, Mr. Poole’s children, are beneficiaries and/or trustees.

(2)	Includes 9,100 shares underlying vested options, 9,600 shares held in trust by Mr. Poole’s spouse and for the benefit of Mr. Poole’s children and grandchildren, 784,258 shares held by a trust of which Mr. Poole is a co-trustee and beneficiary and 1,041,760 shares held by a trust of which he is a beneficiary with shared investment power.
(3)	Includes 784,258 shares held by a trust of which Mr. Poole is a co-trustee and beneficiary and 1,041,760 shares held by a trust of which he is a beneficiary with shared investment power.
(4)	Includes 38,849 shares underlying vested options.
(5)	Includes 5,571 shares underlying vested options, 540,000 shares owned by Mr. Poole’s three adult children and 2,520 shares held by Mr. Poole’s children as custodian for three grandchildren. As to all of such shares, Mr. Poole disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(6)	Includes 5,571 shares issuable upon exercise of options.
(7)	Includes 12,000 shares issuable upon exercise of options.
(8)	Includes 3,750 shares issuable upon exercise of options.
(9)	Includes 4,500 shares issuable upon exercise of options
(10)	Includes the shares and shares underlying vested options discussed in footnotes (1), (2) and (4)-(9).

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our executive officers as of February 28, 2003:

Name	Age (as of 02/28/03)	Position with our Company and Business Experience for Last Five Years
Lonnie C. Poole, Jr.	65	Chairman since 1970; Chief Executive Officer from 1970 until June 30, 2002.

Jim W. Perry	57	Chief Executive Officer since July 2002; President since 1987; Chief Operating Officer from 1987 until April 2002.

Harry M. Habets	53

Vice President and Chief Operating Officer since April 2002; prior to that, 14 years with Waste Management, Inc., Oakbrook, Illinois, including positions as Vice President of International Operations and Regions Vice President/Manager for collection, recycling and landfill disposal services in the Southeast.

William J. Hanley	49

Vice President, Corporate General Sales Manager since April 2001; prior to that, eight years with Waste Management, Inc., Morrisville, Pennsylvania, including positions as Sales Manager, General Sales Manager and Regional Sales Manager.

D. Stephen Grissom	50

Vice President and Chief Financial Officer since September 2001; prior to that, Managing Partner of JSG Properties, Raleigh, North Carolina from 2000 until 2001; prior to that, Chief Financial Officer of Austin Quality Foods, Inc., Cary, North Carolina from 1982 to 2000.

Lonnie C. Poole, III	41	Vice President, Corporate Development since July 2002; Director of Support Services from 1995 to July 2002; Director of Risk Management from 1990 to 1995.

Executive Compensation

Summary Compensation

The following table sets forth all compensation paid by us for services rendered to us in all capacities for the fiscal years ended December 31, 2000, 2001, and 2002 to our Chief Executive Officer, our Chairman and our other executive officers who earned at least $100,000. We refer to these executive officers as the Named Executive Officers. Amounts are shown as received in the year for which the compensation was earned, even if it was paid or granted in the subsequent year.

SUMMARY COMPENSATION TABLE

	Fiscal Year	Annual Compensation				Long-Term Compensation	All Other Compensation (1)
Name and Principal Position		Salary		Bonus		Stock Options (Shares)
Lonnie C. Poole, Jr. (3) Chairman	2002 2001 2000	$ $ $	266,240 — —	$ $ $	121,037 — —	17,360 13,008 18,000	$ $ $	4,784 — 660

Jim W. Perry (4) President and Chief Executive Officer	2002 2001 2000	$ $ $	252,375 242,932 232,520	$ $ $	101,197 — —	15,392 11,179 15,424	$ $ $	9,950 9,225 7,727

Harry M. Habets (5) Vice President and Chief Operating Officer	2002 2001 2000	$ $ $	155,769 — —	$ $ $	42,064 — —	15,000 — —	$ $ $	1,200 — —

William J. Hanley (6) Vice President, Corporate General Sales Manager	2002 2001 2000	$ $ $	111,154 94,535 —	$ $ $	15,608 — —	7,303 12,000 —	$ $	1,200 51,414 —

D. Stephen Grissom (7) Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	153,000 37,073 —	$ $ $	14,425 325 —	8,931 12,000 —	$ $ $	3,017 1,200 —

Lonnie C. Poole, III Vice President, Corporate Development	2002 2001 2000	$ $ $	98,000 99,637 92,250	$ $ $	18,535 3,251 14,212	6,996 4,380 6,392	$ $ $	7,114 6,714 6,123

(1)	Includes for Mr. Poole Jr.:
•	Life insurance premiums paid by us on executive group life insurance coverage in excess of $50,000 payable to Mr. Poole Jr. or his family as follows: $660 and $64 in 2000 and 2002, respectively; and
•	401(k) plan contributions of $4,720 in 2002.

Includes for Mr. Perry:

•	life insurance premiums paid by us on executive group policy insurance coverage in excess of $50,000 payable to Mr. Perry or his family as follows: $902, $2,400 and $2,800 in 2000, 2001 and 2002, respectively;
•	401(k) plan contributions of $6,825, $6,825 and $7,150 in 2000, 2001 and 2002, respectively.

Includes for Mr. Habets:

•	life insurance premiums paid by us on executive group policy insurance coverage in excess of $50,000 payable to Mr. Habets or his family as follows: $1,200 in 2002.

Includes for Mr. Hanley:

•	life insurance premiums paid by us on executive group policy insurance coverage in excess of $50,000 payable to Mr. Hanley or his family as follows: $1,200 in 2001 and 2002; and
•	moving expenses of $51,414 in 2001.

Includes for Mr. Grissom:

•	life insurance premiums paid by us on executive group policy insurance coverage in excess of $50,000 payable to Mr. Grissom or his family as follows: $1,200 in 2001 and 2002; and
•	401(k) plan contributions of $1,817 in 2002.

Includes for Mr. Poole III:

•	life insurance premiums paid by us on executive group policy insurance coverage in excess of $50,000 payable to Mr. Poole or his family as follows: $2,600, $2,600 and $3,000 in 2000, 2001 and 2002, respectively; and
•	401(k) plan contributions of $3,523, $4,114 and $4,114 in 2000, 2001 and 2002, respectively.

(3)	Mr. Poole served as Chief Executive Officer until June 30, 2002.
(4)	Mr. Perry became our Chief Executive Officer on July 1, 2002.
(5)	Mr. Habets was employed by us beginning on April 12, 2002.
(6)	Mr. Hanley was employed by us beginning on April 25, 2001.
(7)	Mr. Grissom was employed by us beginning on September 24, 2001.

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values

The following table sets forth certain information concerning all grants of stock options made during the year ended December 31, 2002 to the Named Executive Officers, including stock options granted for service in 2001:

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Number of Securities Underlying Options/ SARs Granted(1)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name					5%	10%
Lonnie C. Poole, Jr.	13,008	9.0%	$6.30	03/12/07	$22,641	$50,032
Jim W. Perry	11,179	7.7%	$6.30	03/12/07	$19,458	$42,997
Harry M. Habets	15,000	10.3%	$6.40	04/08/07	$26,109	$57,693
William J. Hanley	—	—	—	—	—	—
D. Stephen Grissom	—	—	—	—	—	—
Lonnie C. Poole, III	4,380	3.0%	$6.30	03/12/07	$7,624	$16,846

(1)	Potential realizable value is based on the assumption that our common stock will appreciate at the annual rate shown, compounded annually, from the date of grant until the expiration of the option term. These amounts are calculated for SEC-mandated disclosure purposes and do not reflect our estimate of future stock prices.

The following table sets forth certain information concerning the number and value of unexercised options held by the Named Executive Officers as of December 31, 2002:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2002(#)		Value of Unexercised In-the-Money Options At December 31, 2002($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Lonnie C. Poole, Jr.	—	$0	39,085	18,756	$3,795	$5,876
Jim W. Perry	—	$0	38,849	17,883	$3,254	$5,043
Harry M. Habets	—	$0	3,750	11,250	$3,188	$9,563
William J. Hanley	—	$0	12,000	—	$12,600	—
D. Stephen Grissom	—	$0	4,500	7,500	$5,176	$8,625
Lonnie C. Poole, III	—	$0	9,100	7,458	$1,328	$2,029

(1)	Market value of our common stock on the exercise date, as quoted on the Nasdaq National Market System, minus the exercise price.
(2)	Market value of our common stock at December 31, 2002 ($7.25 per share), as quoted on the Nasdaq National Market System, minus the exercise price. Options are considered in-the-money if the market value of the shares covered thereby is greater than the exercise price.

Compensation of Directors

In 2002, our employee directors received no compensation for service as members of the Board of Directors. In 2002, our non-employee directors received an annual retainer fee in cash or stock equal in value to $5,000, plus $500 in cash or stock at the option of the individual director for attending each meeting of the Board of Directors and each Board of Directors’ committee meeting, in addition to reimbursement of out-of-pocket expenses for attendance. In 2003, the fee for attendance at any Board or committee meeting was increased to $1,000 unless attendance is by telephone for which a fee of $500 will be paid.

Our non-employee directors also receive options to purchase shares of our common stock in an amount equal to $7,000 per year. The actual number of options is calculated as of the date of grant by using the Black-Scholes method of valuation. The exercise price of the options is the fair market value on the date of grant. Directors must serve until the end of the year to receive the grant of options. For service in 2002, we granted to our non-employee directors options on an aggregate of 9,824 shares of our common stock with an exercise price of $6.55 per share.

Paul L. Brunswick serves as the chairman of our Audit and Compensation Committees for which he receives an annual fee of $20,000, and which is in addition to his regular directors fees. We also reimburse Mr. Brunswick for his out-of-pocket expenses in performing his duties for these committees.

Paul L. Hardiman is the Chairman of our Mergers and Acquisitions Committee for which he receives a fee of $1,500 per day for work performed for that committee rather than an attendance fee, unless he attends a meeting by telephone, in which case he will be paid $500. This compensation is in addition to his regular directors fees. We also reimburse Mr. Hardiman for his out-of-pocket expenses in performing his duties for this committee.

Report of the Compensation Committee on Executive Compensation

The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under either of those Acts.

The Compensation Committee is responsible for making recommendations to the Board of Directors concerning executive compensation, including base salaries, bonuses and awards of stock options. The Compensation Committee currently consists of Messrs. Paul L. Brunswick and J. Gregory Poole, Jr., each of whom is a non-employee director of our company.

In determining the compensation of our executive officers, the Compensation Committee takes into account all factors which it considers relevant, including business conditions in general and in our lines of business during the year, our performance during the year in light of such conditions, the market compensation for executives of similar background and experience, and the performance of the specific executive officer under consideration and the business area for which such executive officer is responsible.

In addition, in 1999 the Compensation Committee hired an independent compensation consulting firm to advise it regarding compensation practices and the Compensation Committee continued to follow that firm’s advice through fiscal 2002. In 2002, the Compensation Committee hired another independent compensation consulting firm to advise it on our Company’s and our industry’s compensation practices. The Compensation Committee followed the advice of this consultant in establishing the compensation of our executive officers and Chairman for 2003.

Compensation Philosophy.    Generally, the structure of each executive compensation package is weighted towards incentive forms of compensation so that the executive’s interests are aligned with the interests of our stockholders. The Compensation Committee believes that granting stock options provides an additional incentive to executive officers to continue in our service and gives them an interest similar to shareholders in our success. The compensation program for executive officers in 2002 consisted of grants of stock options and incentive bonuses, in addition to base salaries and reimbursement of certain costs and expenses. The components of our executive compensation program are discussed below.

Base Salaries.    The Committee annually reviews the base salaries of our executive officers. The base salaries for our executive officers for fiscal 2002 were established by the Committee at the beginning of that fiscal year. In addition to considering the factors listed in the foregoing section that support our executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of the Company’s historic and recent financial and operational performance and the individual’s contribution to that performance, the individual’s performance on non-financial goals and other contributions of the individual to the Company’s success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance target.

Incentive Compensation.    Cash bonuses established for our executive officers are intended to motivate the individual to work hard to achieve our financial and operational performance goals or to otherwise incent the individual to aim for a high level of achievement on our behalf in the coming year. In 2002, our Chief Executive Officer and our President could receive a cash bonus of up to 100% of their respective base salaries, while the cash bonus opportunity for other executive officers ranged from 40% to 60% of base salary. For service in 2002, we paid cash bonuses to our executive officers based on the achievement of our objectives established in the beginning of 2002.

Long-Term Incentive Compensation.     The Company’s long-term incentive compensation consists of our stock option plan. Each year the Committee considers granting awards under our stock option plan. The Committee’s decision to grant stock options is discretionary and largely determined by individual performance, strategic accomplishments, the degree to which an incentive for long-term performance would benefit our company, as well as the number of shares and options already held by the executive officer. Option grant decisions may also be based upon outstanding individual performance, job promotions and the assumption of greater responsibility within our company. All executives are eligible to participate in our stock plans. We believe that placing a portion of our executives’ total compensation in the form of stock options achieves three objectives. It aligns the interest of our executives directly with those of our shareholders, gives executives a significant long-term interest in our company’s success and helps us retain key executives. Options generally vest over four years based on continued employment. Options are granted at fair market value on the date of grant.

Benefits.    We believe that we must offer a competitive benefits program to attract and retain key executives. During fiscal 2002, we provided the same medical and other benefits to our executive officers that are generally available to our other employees.

Compensation of the Chairman and the Chief Executive Officer.    Lonnie C. Poole, Jr. served as our Chief Executive Officer from 1972 until June 30, 2002. He has served as our Chairman since 1970. Jim W. Perry has served as our Chief Executive Officer since July 1, 2002.

The compensation of Mr. Poole and Mr. Perry as our Chief Executive Officer was and is based on the same elements and measures of performance as the compensation for our other executive officers. The Committee approved a base salary for Mr. Poole and Mr. Perry for fiscal 2002, and for Mr. Perry for 2003, based on the same factors as were considered in determining the base salaries of our other executive officers.

In 2002, we paid Mr. Poole a cash base salary of $266,240 for his services as our Chief Executive Officer through June 30, 2002, and as our Chairman. The Compensation Committee has approved a base cash salary of $300,000 for Mr. Poole for fiscal 2003.

In 2002, we paid Mr. Perry a cash base salary of $240,490, which base salary was increased to $266,240 effective July 1, 2002 upon his becoming our Chief Executive Officer. The Compensation Committee has approved a base cash salary of $280,000 for Mr. Perry for fiscal 2003.

In 2002, our Chief Executive Officer’s cash bonus was based on the extent to which our company met the earnings per share growth goals established by the Compensation Committee at the beginning of the year. We achieved 75% of the established goals and, consequently, each of Mr. Poole and Mr. Perry were eligible to receive a cash bonus equal to 75% of their base salaries. For service in 2002, Mr. Poole and Mr. Perry were paid a cash bonus of $121,037 and $101,197, respectively. The same performance goals were established for the determination of options to be granted to our Chief Executive Officer.

In addition to the compensation arrangements discussed above, starting in 1999, in lieu of all or part of Mr. Poole’s and Mr. Perry’s compensation, we began making advances to them to pay the annual premiums on life insurance policies purchased in 1999. The advances were in the form of loans to Mr. Poole and Mr. Perry. This insurance arrangement was designed as an enhancement to the compensation of Mr. Poole and Mr. Perry and to provide them a means to diversify their investment assets without their having to sell shares of our common stock. This program also was designed to provide for the repayment of the loans from the increase in cash value or death benefits under the policies.

The loans to Mr. Perry and Mr. Poole are represented by promissory notes that are the full recourse obligations of Mr. Poole and Mr. Perry, respectively. The notes bear interest at 7% per annum, are payable on our demand and have no set maturity date. Interest is payable annually. As additional security, the premiums we advanced under the notes are secured by a collateral assignment of the policies’ proceeds and the surrender values of the policies. We carry the loans as receivables on our books. At December 31, 2002, the outstanding principal amount of the loans was $230,000 for Mr. Perry and $1,417,998.11 for Mr. Poole and all interest had been paid.

Mr. Perry and Mr. Poole are the sole and absolute owners of their respective policies. In the event of their death, their estate would receive the death benefits due under the policies, less the aggregate amount of the premiums advanced by us for the policies, which amount would be paid to us as required under the notes.

The Sarbanes-Oxley Act of 2002, which was enacted on July 30, 2002, prohibits a public company from making loans to its directors and executive officers. Any loan made prior to passage of the Act, such as those made to Mr. Perry and Mr. Poole, may remain outstanding, but may not be extended or modified in any material fashion. There has been no rulemaking or governmental guidance issued on this provision of the Sarbanes-Oxley Act. As the Act is written, the advance by us of the annual premiums on the policies could be considered new loans. As a result, we have decided not to advance Mr. Perry or Mr. Poole any more premium amounts to pay for the policies. However, the insurance policies are contractual obligations of Mr. Perry and Mr. Poole under which additional annual premiums must be paid by them for them to realize the full benefit of the policies.

Although the outstanding loans are in compliance with the Sarbanes-Oxley Act, the Compensation Committee is reviewing the courses of action available to us regarding these loans, including whole or partial repayment or forgiveness of the loans and other arrangements to provide appropriate benefits to Mr. Poole and Mr. Perry in lieu of the insurance plans.

The Compensation Committee believes that the forms of compensation, as described above, represent fair compensation structures for the annual services for Mr. Perry, Mr. Poole and the other executive officers in their respective capacities.

Submitted by:	Compensation Committee Paul L. Brunswick, Chairman J. Gregory Poole, Jr.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee of the Board of Directors during 2002 were Paul L. Brunswick, Chairman, Thomas F. Darden, who resigned as a director on November 11, 2002, and J. Gregory Poole, Jr., none of whom was at any time during the fiscal year ended December 31, 2002 or at any other time an officer or employee of our company, except for Mr. Brunswick who served as our acting Chief Financial Officer for approximately 90 days between June 2001 and September 2001. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or the Compensation Committee of our company.

Deferred Compensation Plan

We have a deferred compensation plan available for key employees designated by our Compensation Committee to participate in the plan. A participant may elect to defer up to $20,000 of his annual cash compensation. We will match 65% of the amount deferred, up to a maximum of 6% of the participant’s cash compensation. We also may make discretionary contributions. A participant is immediately vested in his contributions. Vesting for our contributions begins after the first year and occurs at the rate of 20% annually thereafter. Vesting is not accelerated by an employee’s death or the termination of the plan. We invest all contributions on behalf of the participant. Upon termination of employment, a participant is entitled to receive 120 equal monthly payments, based on the amount in his account. In the event the return on the participant’s account for the entire time it has been invested does not equal 6%, we will add the shortfall to the account balance. We have the right to terminate the plan at any time, but any termination will not affect the balance of any account or our obligation to honor the accounts in place at the time of termination. To date, Lonnie C. Poole, III is the only Named Executive Officer who participates in this plan and the amounts contributed by us to his account for his deferrals in 2000, 2001 and 2002 are included in the table under the heading “Executive Compensation—Summary Compensation Table.”

Change in Control Agreements

We have entered into a change of control agreement with our Chief Financial Officer, D. Stephen Grissom. The agreement provides that if Mr. Grissom is terminated within two years after a change in control other than “for cause” (as defined in the agreement) or if Mr. Grissom terminates his employment for “good reason” (as defined in the agreement) after a change in control, Mr. Grissom shall be entitled to receive one year’s salary and benefits plus an amount equal to the average of the annual bonuses paid to Mr. Grissom for the two fiscal years prior to the change of control. In addition, upon a change in control, all of Mr. Grissom’s unvested stock options will automatically vest in full. In April 2003, the Compensation Committee approved and we intend to enter into in the near future similar agreements with our Chief Executive Officer, Jim W. Perry, our Chief Operating Officer, Harry M. Habets, our Corporate General Sales Manager, William J. Hanley, and our Vice President, Corporate Development, Lonnie C. Poole, III.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 for our only equity-based compensation plan, which is our 1997 Stock Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by our shareholders:
1997 Stock Plan	538,112	$10.585	1,261,888
Equity compensation plans not approved by our shareholders:
None	—	—	—
Total	538,112	$10.585	1,261,188

Performance Graph

The following line graph and table illustrate the cumulative total shareholder return on our common stock over the last five fiscal years, beginning on January 1, 1998 and ending on December 31, 2002 and the cumulative total return over the same period of (1) the CRSP Total Market Return Index of the Nasdaq Stock Market and (2) the CRSP Nasdaq Non-Financial Stocks Total Return Index. The CRSP is the Center for Research in Securities Prices at the University of Chicago. The graph assumes an initial investment of $100 and reinvestment of all dividends.

Certain Transactions

From December 1999 through April 2002, we made loans in each of those years to Lonnie C. Poole, Jr. and Jim W. Perry. The aggregate principal amount of Mr. Poole’s loans is $1,417,998.11, and the aggregate principal amount of Mr. Perry’s loans is $230,000. These loans were made as advances to pay premiums on life insurance policies purchased by Mr. Poole and Mr. Perry. The loans are full recourse obligations, and Mr. Poole and Mr. Perry are the sole and absolute owners of the life insurance policies. The loans bear interest at 7% per annum and premiums advanced under the loans are also secured by collateral assignments of policy proceeds and the surrender value of the policies. The loans have no set maturity date, but are payable on our demand. A more detailed discussion of these loans is found at “Report of the Compensation Committee on Executive Compensation—Compensation of the Chairman and Chief Executive Officer.”

In 1998, we were offered the opportunity to purchase two tracts of land that had potential as a regional solid waste disposal facility. We had been looking for a landfill site and this land was one of several sites we were considering. The owners of the land were unwilling to extend a long enough purchase option period to enable us to determine the feasibility of the site as a regional solid waste disposal facility and to obtain the necessary franchise and operating permits. Our policy is not to acquire property that has not received the necessary permits for operation. Rather than forego this potential opportunity, management determined that it was in our best interest for an unrelated third party to purchase and hold the land until such time as we were able to obtain a franchise and permits to build the landfill. After management was unable to identify a third party willing to undertake this endeavor in the very little time available, a limited liability company, or LLC, owned by a trust controlled by Lonnie C. Poole, III, our Vice President, and Scott J. Poole, sons of Lonnie C. Poole, Jr., purchased the land in December 1998. As is customary for us when evaluating disposal sites, we have incurred normal engineering, legal, marketing, consulting and other due diligence expenses to determine site feasibility, but we have no obligation to purchase the site. The costs of acquiring and carrying the site have been borne entirely by the LLC. If we are able to obtain a franchise and all permits necessary to operate the facility, we will have the option to purchase the site from the LLC upon negotiated terms, which terms would be reviewed and approved by a majority of our disinterested directors and, if deemed necessary, by a majority of disinterested shareholders voting on the transaction, as a condition to any purchase.

In 1998, we purchased TransWaste Services, Inc. from Thomas C. Cannon. Mr. Cannon remained President of TransWaste, one of our wholly-owned subsidiaries, until his resignation effective October 1, 2002. Mr. Cannon was elected to our Board in 2000. At the time of our acquisition of TransWaste from Mr. Cannon, he owned, and still owns, a 50% interest in a company that is developing a construction and demolition solid waste, or C&D, landfill. Simultaneously with our purchase of TransWaste, and in order for us to position ourselves to realize the potential benefit of that future landfill, TransWaste entered into an agreement with Mr. Cannon’s company where, upon the satisfaction of certain requirements, Mr. Cannon’s company has the option to sell the landfill to TransWaste for $8,000,000 or to accept C&D waste from TransWaste or any affiliate, at a per ton rate that is favorable to TransWaste, for ten years or until there is no longer any capacity at the proposed landfill. None of these requirements have been satisfied, so TransWaste has neither acquired, nor is it disposing of waste at, the proposed landfill.

Lonnie C. Poole, III is a member of a limited liability company that owns the building in Raleigh, North Carolina in which we lease our headquarters office space. The lease was entered into in June of 1999 with a term of 10 years. Rental expense related to this lease was $487,170 in 2002. The lease is on terms comparable to those with third parties.

We rent office space in Georgia from a company owned by Thomas C. Cannon for which we paid $35,225 in 2002.

As of July 1, 2002, we lease one office cubicle in our Raleigh headquarters to a company partly owned by Lonnie C. Poole, III. This company also uses our payroll and accounting computer systems to manage its business. We charge this company rent and computer service fees on terms comparable to those with third parties. The aggregate fees we received for the cubicle rental and these services in 2002 were approximately $2,500.

Paul F. Hardiman was a Division Executive with Fleet Boston Corp. prior to his retirement in June 2002. After Mr. Hardiman’s retirement from Fleet Boston Corp., he joined our Board of Directors in June 2002. We maintain a credit facility with Fleet Boston Corp. During fiscal 2002, interest earned by Fleet Boston Corp. on the credit facility equaled $1,509,758 and we paid fees of $40,000 relating to managing the credit facility.

Report of the Audit Committee

The Audit Committee is composed of three directors. The Board of Directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(14) of Nasdaq’s listing standards, except as follows. For approximately 90 days between June 2001 and September 2001, Paul L. Brunswick served as our acting Chief Financial Officer. Mr. Brunswick assumed this position because of the resignation of our then Chief Financial Officer. We appointed Mr. Brunswick to the position because he holds a B.S. in accounting and a M.B.A., had served as the chief financial officer of two public companies for 12 years and had served as a director of our company for one and a half years. Nasdaq Rule 4350(d) requires that no member of our Audit Committee can have served as an officer of our company unless, under exceptional and limited circumstances, our Board determines that membership on our Audit Committee by an officer is required in the best interests of our company and our shareholders. Our Board determined that Mr. Brunswick’s service as our acting Chief Financial Officer for this period was an exceptional and limited circumstance, undertaken at the request of our Board and only to assist us while we searched for a replacement for our Chief Financial Officer, and that such service was in the best interests of our company and our shareholders.

The Audit Committee operates under a written charter, which was amended in February 2003 to conform the charter to the requirements of the Sarbanes-Oxley Act. A copy of our Audit Committee charter is attached hereto as Appendix A.

The Audit Committee reviews our company’s financial reporting process on behalf of our Board of Directors. Management of our company has the primary responsibility for our financial statements and the reporting process, including the system of internal controls and procedures for financial reporting. Management has represented to the Audit Committee that our company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our company as of and for the periods presented in the financial statements.

The Audit Committee meets with our management and Deloitte & Touche, our independent auditors, to review our financial reporting and performance. During those meetings in 2002, the Audit Committee reviewed and discussed, among other things:

•	the appointment of Deloitte & Touche as our independent auditors;

•	the impact of the Sarbanes-Oxley Act of 2002, including the certifications required to be made by our Chief Executive Officer and Chief Financial Officer in the periodic reports we file with the Securities and Exchange Commission;

•	management’s evaluations of our internal controls and disclosure controls and procedures;

•	the annual audit by Deloitte & Touche, including risk assessments; and

•	our significant accounting policies.

The Audit Committee also met in private sessions with Deloitte & Touche in 2002. During the private sessions, the Audit Committee confirmed that Deloitte & Touche was satisfied with the positions taken by management in the presentation of our financial results. Deloitte & Touche also confirmed that there were no matters regarding our internal controls requiring communication to the Audit Committee under generally accepted auditing standards. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2002 with management and Deloitte & Touche, as well as our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for 2002. This discussion included among other things:

•	critical accounting policies and practices used in the preparation of our financial statements;

•	any significant audit adjustments proposed by the independent auditors;

•	confirmation that there were no matters of significant disagreement between our management and Deloitte & Touche during the audit; and

•	other matters required to be discussed by Statements of Auditing Standards.

The Audit Committee also has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with Deloitte & Touche its independence.

Based on the reviews and discussions described herein, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2002.

Submitted by:	The Audit Committee Paul L. Brunswick, Chairman Paul F. Hardiman J. Gregory Poole, Jr.

This Audit Committee Report shall not be deemed to be filed with the SEC or incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act, our directors and executive officers are required to file reports with the SEC indicating their holdings of and transactions in our equity securities. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, there were no reports required under Section 16(a) of the Exchange Act which were not timely filed during the fiscal year ended December 31, 2002, except as follows: Thomas C. Cannon inadvertently failed to report the grant of 4,116 options to purchase common stock on March 31, 2000 and the grant of 7,736 options to purchase common stock on March 1, 2001, for which the required report was filed on Form 4 on May 10, 2002; Harry M. Habets inadvertently failed to report the aggregate purchase of 1,100 shares of common stock on November 27, 2002, for which the required report was filed on Form 4 on December 3, 2002; J. Gregory Poole, Jr. inadvertently failed to report the exercise of an aggregate of 1,636 options to purchase common stock on August 25, September 28, October 30 and November 30, 2000 and March 31, 2000 and the exercise of 371 options to purchase common stock on November 30, 2001, for which the required report was filed on Form 5 on May 10, 2002; and Lonnie C. Poole, III inadvertently failed to report the sale of 1,000 shares on January 24, 2002, for which the required report was filed on Form 4 on February 14, 2002, as well as the sale of an aggregate of 31,900 on various dates in April 2002, for which the required report was filed on Form 4 on June 10, 2002.

Deadline for Shareholder Proposals

Shareholders having proposals that they desire to present at next year’s annual meeting of our shareholders should, if they desire that such proposals be included in our proxy statement relating to such meeting, submit such proposals in time to be received by us not later than January 5, 2004. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act and the Board of Directors directs the close attention of interested shareholders to that rule. In addition, management’s proxy holders will have discretion to vote proxies given to them on any shareholder proposal of which we do not have notice prior to March 17, 2004. Proposals should be mailed to the Corporate Secretary, Waste Industries USA, Inc., 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609.

Other Matters

The Board of Directors knows of no other business to be brought before the meeting, but intends that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

APPENDIX A

WASTE INDUSTRIES USA, INC.

AUDIT COMMITTEE CHARTER

Audit Committee Charter

This charter will be reviewed, updated and approved annually by the Board of Directors.

Role and Independence

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of Waste Industries USA, Inc. (the “Corporation”) and other such duties as directed by the Board.

The membership of the Committee will consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member who is a financial expert as defined in the regulations of the Securities and Exchange Commission (the “SEC”).

Each member of the Committee will be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and will meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of the Nasdaq. No member may accept any consulting, advisory or other compensatory fee from the Corporation other than directors fees. No member may be an affiliate of the Corporation or any of its subsidiaries.

The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditor, financial and senior management of the Corporation and the Board. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The Board will appoint one member of the Committee as chairperson. He or she will be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making Committee assignments and reporting to the Board. The chairperson will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the internal auditor.

Responsibilities

The Committee’s primary responsibilities include:

•	Selecting and hiring the independent auditor to audit the financial statements of the Corporation, which approval must be made prior to the commencement of the audit. In so doing, the Committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that might impact the auditor’s independence, and recommend to the Board any actions necessary to oversee the auditor’s independence.

•	Instructing the external auditors that they are ultimately accountable to the Committee and the Board.

•	Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, any problems or difficulties encountered in the audit process, reviewing disagreements between management and the independent auditors, receiving and reviewing audit reports, management letters and all other material written communications between management and the independent auditor, and providing the auditor full access to the Committee (and the Board) to report on any and all appropriate matters.

•	Providing guidance and oversight to the internal audit activities of the Corporation including reviewing the charter, organization, plans, reports and results of such activity, reviewing and advising the Board on the selection and removal of the internal audit director or firm, and reviewing with the internal auditor any problems or difficulties encountered in the internal audit process, including disagreements with management or restrictions on the internal audit function.

•	Reviewing the audited financial statements and discussing them separately with management and the independent auditor. These discussions will include:

•	consideration of the quality of the Corporation’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded, review of alternative disclosures and treatments, and such other inquiries as may be appropriate;

•	consideration of the critical accounting policies and practices used in the audit, alternative treatments of financial information discussed with management, and material communications between the independent auditor and management; and

•	consideration of regulatory and accounting initiatives and pronouncements.

Based on the review, the Committee will make its recommendation to the Board as to the inclusion of the Corporation’s audited financial statements in the Corporation’s annual report on Form 10-K.

•	Reviewing separately with management and the independent auditor the quarterly financial information prior to the Corporation’s filing of Form 10-Q. This review may be performed by the Committee or its chairperson and should cover the same issues considered in the evaluation of the audited financial statements.

•	Discussing separately with management, the internal auditor and the independent auditor the quality and adequacy of and compliance with the Corporation’s internal controls and disclosure controls and procedures.

•	Discussing separately with management, and with the internal auditor, legal counsel or other advisors if necessary, the status of pending litigation, taxation or regulatory matters and other areas of oversight to the legal and compliance areas as may be appropriate.

•	Determining whether recommendations for internal controls, disclosure controls and procedures and other accounting or auditing matters are dealt with and/or implemented in an appropriate and timely fashion.

•	Selecting and hiring the independent auditor to perform non-audit services, which approval must be made prior to the commencement of any non-audit services.

•	Terminating the engagement of the independent auditor if the Committee determines termination is appropriate.

•	Reviewing the Corporation’s Code of Business Conduct and any other prescribed policy designed to protect the integrity of the Corporation’s accounting, auditing, financial reporting, financial condition or reputation and discussing separately with management, the independent auditor and the internal auditor the adequacy of and compliance with the Code, especially as it relates to senior financial officers, and any of the Corporation’s other prescribed policies and procedures.

•	Reviewing and approving all material transactions between the Corporation or its subsidiaries and any of its officers or directors or their affiliates.

•	Recording Committee activities and reporting its activities to the Board on a regular basis and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

In fulfilling these responsibilities, the Committee will:

•	Determine the compensation to be paid to the independent auditor for all audit and non-audit services to be performed for the Corporation.

•	Have authority to engage independent counsel and other advisors regarding accounting matters and determine and fund the compensation of those advisors.

•	Have authority to request that any employee or director of the Corporation meet with the Committee or any of its advisors.

•	Have authority to meet with representatives of any of the Corporation’s advisors, including legal counsel, investment bankers and financial analysts.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting and auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Amended on November 6, 2002.

Ú FOLD AND DETACH HERE Ú

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

WASTE INDUSTRIES USA, INC.

3301 Benson Drive, Suite 601

Raleigh, North Carolina 27609

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

May 28, 2003

The undersigned hereby appoints Lonnie C. Poole, Jr. and D. Stephen Grissom, and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Waste Industries USA, Inc., a North Carolina corporation, held of record by the undersigned on April 22, 2003, at the Annual Meeting of Shareholders to be held at the North Raleigh Hilton, 3415 Wake Forest Road, Raleigh, North Carolina, on May 28, 2003, or at any adjournment(s) thereof. The following proposals to be brought before the meeting are more specifically described in the accompanying proxy statement.

(1) Election of Directors:	☐ FOR ALL NOMINEES LISTED BELOW	☐ WITHHOLD AUTHORITY TO VOTE FOR
	(except as marked to the contrary below)	ALL NOMINEES LISTED BELOW

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE’S NAME BELOW:

Paul L. Brunswick	Thomas C. Cannon	Paul F. Hardiman	Glenn E. Futrell	James R. Talton, Jr.
(outside directors)
Lonnie C. Poole, Jr.			Jim W. Perry
(Chairman of the Board)			(CEO & President)

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the company for the fiscal year ending December 31, 2003:

☐ VOTE FOR                            ☐ VOTE AGAINST                            ☐ ABSTAIN

(3)	In their discretion, to vote upon such other matters as may properly come before the meeting:

☐ GRANT AUTHORITY                            ☐ WITHHOLD AUTHORITY

Ú FOLD AND DETACH HERE Ú

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THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR MANAGEMENT’S SLATE OF NOMINEES FOR DIRECTOR LISTED ABOVE, FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

Signature

Signature, if held jointly

Please date and sign exactly as your name appears on your stock certificate. Joint owners should each sign. Trustees, custodians, executors and others signing in a representative capacity should indicate that capacity.

Date: , 2003

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.